Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
STONE ENERGY CORPORATION
Stone Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:
1. Article FOURTH of the Company’s Certificate of Incorporation, as amended, be, and it hereby is, amended by deleting the first sentence thereof in its entirety and inserting the following in lieu thereof:
“FOURTH: The total number of shares of capital stock of the corporation shall be 305,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 300,000,000 shares of Common Stock, par value of $.01 per share.”
2. The foregoing amendment was duly adopted, in accordance with Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 20th day of May, 2016.

STONE ENERGY CORPORATION

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert
Senior Vice President, General Counsel and Secretary